Exhibit 99.1

Capitala Finance Corp. Reports Second Quarter 2017 Results

CHARLOTTE, NC, August 7, 2017--Capitala Finance Corp. (Nasdaq:CPTA) (“Capitala”, the “Company”, “we”, “us”, or “our”) today announced its financial results for the second quarter of 2017.

Second Quarter Highlights

•	Redeemed $113.4 million of 7.125% fixed rate notes from proceeds of two debt offerings during the quarter
•	Sold $75.0 million of 6.0% fixed rate notes due in 2022, redeemable in 2019
•	Sold $52.1 million of 5.75% convertible notes due in 2022
•	Successfully renewed and extended terms under our Senior Secured Credit Facility
•	Net investment income was $0.7 million for the second quarter of 2017 and was impacted by the following:
•	Non-recurring refinancing related charges of approximately $3.3 million, or $0.21 per share:
•	Non-cash charge of $2.7 million related to the remaining deferred finance charge on the 7.125% fixed rate notes redeemed during the quarter
•	Interest on the redeemed notes during the notice period while both 2022 notes were issued and outstanding amounted to $0.6 million
•	Non–accrual loans negatively impacted net investment income by approximately $3.7 million, or $0.23 per share
•	Net asset value per share of $14.97 at June 30, 2017, compared to $15.79 at December 31, 2016

Management Commentary

Commenting on the Company’s second quarter report, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “While we are pleased to have lowered our cost of capital during the quarter, we are working to reduce the current level of non-performing investments. We have committed additional resources to our portfolio group in an effort to address investments that are performing below expectations. The Company has significant liquidity to be active in lower middle market investing; however, we remain cautious from an underwriting standpoint as market conditions have become very competitive. We are focused on long-term NAV per share growth by generating total investment returns in excess of our distributions.”

Second Quarter 2017 Financial Results

Total investment income was $12.4 million for the second quarter of 2017, compared to $17.0 million for the comparable period in 2016. Interest, fee and PIK income collectively were $4.2 million lower in the second quarter of 2017 as compared to the same period in 2016. Contributing to the variance was (1) the increase in lost interest related to non-accrual loans ($3.7 million for the second quarter of 2017 versus $1.1 million for the same period in 2016), and (2) a 17% decline in the cost basis of debt investments for comparable periods. Dividend income was $0.5 million lower in the second quarter of 2017 as compared to the same period in 2016, mainly due to $0.5 million of income in 2016 from the recently wound down Capitala Senior Liquid Loan Fund.

Total expenses for the second quarter of 2017 were $11.7 million, compared to $9.6 million for the comparable period in 2016. The increase of $2.1 million is attributable to (1) an increase of $2.7 million related to a loss on extinguishment of debt, (2) an increase of $0.5 million in interest and financing expenses, (3) a decrease of $0.2 million in management fees, and (4) a decrease of $0.9 million in incentive fees, net of the waiver. The loss on extinguishment of debt for the second quarter of 2017 of $2.7 million related to the remaining deferred financing charges on the 7.125% fixed rate notes that were redeemed during the quarter. Interest and financing fees for the second quarter of 2017 included $0.6 million of interest on the 7.125% fixed rate notes during the notice period while both 2022 notes were issued and outstanding.

Net investment income for the second quarter of 2017 was $0.7 million, or $0.04 per share, compared to $7.4 million, or $0.47 per share, for the same period in 2016.

Net realized gains totaled $4.7 million, or $0.29 per share, for the second quarter of 2017, compared to net losses of $5.6 million, or $0.35 per share, for the same period in 2016. During the quarter, the Company realized a $4.5 million gain related to MJC Holdings, LLC and $0.2 million in net gains on the remaining portfolio.

Net unrealized depreciation totaled $10.9 million, or $0.69 per share, for the second quarter of 2017, compared to appreciation of $5.4 million, or $0.34 per share, for the second quarter of 2016. During the second quarter of 2017, net unrealized depreciation included $4.7 million related to realized gains, while the remainder of the portfolio collectively depreciated by $6.2 million.

The net decrease in net assets resulting from operations was $5.5 million for the second quarter of 2017, or $0.35 per share, compared to a net increase of $7.3 million, or $0.46 per share, for the same period in 2016.

Investment Portfolio

As of June 30, 2017, our portfolio consisted of 46 companies with a fair market value of $487.0 million and a cost basis of $473.8 million. First lien debt investments represented 45.5% of the portfolio, second lien debt investments represented 8.4% of the portfolio, subordinated debt investments represented 24.4% of the portfolio, and equity/warrant investments represented 21.7% of the portfolio, based on fair values at June 30, 2017. On a cost basis, equity investments comprised 11.1% of the portfolio at June 30, 2017. The debt portfolio has a weighted average yield, exclusive of the impact of our non-accrual debt investments, of 13.2% at June 30, 2017.

At June 30, 2017, we had debt investments in six portfolio companies on non-accrual status with a fair value and cost basis of $50.7 million and $85.3 million, respectively. At December 31, 2016, the fair value of the non-accrual investments was $17.4 million, with a cost basis of $29.5 million.

Liquidity and Capital Resources

At June 30, 2017, the Company had $76.9 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $170.7 million with an annual weighted average interest rate of 3.29%, $75.0 million of fixed rate notes bearing an interest rate of 6.00%, and $52.1 million of convertible notes bearing an interest rate of 5.75%. At June 30, 2017, the Company had $30.0 million outstanding and $84.5 million available under its senior secured revolving credit facility, which is priced at LIBOR plus 3.0%.

Subsequent Events

On July 7, 2017, the Company repaid $20.0 million on its Credit Facility.

On July 24, 2017, the Company sold $5.6 million of its investment in CSM Bakery Solutions, LLC at a price of 87.5% of par value, receiving cash proceeds of approximately $4.9 million.

On July 31, 2017, the Company restructured its investment in Sierra Hamilton, LLC, exchanging its $15.0 million first lien debt investment yielding 12.25% for 13.7% equity ownership in Sierra Hamilton, Inc. and $0.9 million in cash proceeds related to past due interest.  On July 31, 2017, the Company also received $1.2 million in cash repayment on its first lien debt investment in Sierra Hamilton, LLC yielding LIBOR + 8.00%.

On July 31, 2017, the Company received $1.3 million for its equity investment in Source Capital Penray, LLC.

On August 4, 2017, the Company received $6.0 million for its subordinated debt investment in B&W Growers, LLC. In addition, the Company received $1.5 million in proceeds for a partial redemption of its warrants.

Second Quarter 2017 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Tuesday, August 8, 2017. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.CapitalaGroup.com. The Company will post a pre-recorded podcast on the investor relations section of its website at 5:00 p.m. on August 7, 2017.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second liens, subordinated debt and, to a lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a leading provider of capital to lower and traditional middle market companies, through its family of credit focused funds. Since 1998, Capitala Group’s managed funds have participated in over 138 transactions, representing over $1.3 billion of investments in a variety of industries throughout North America. Capitala Group manages both public capital (Capitala Finance Corp.) (Nasdaq:CPTA) and private capital (Capitala Private Credit Fund V, L.P. and CapitalSouth SBIC Fund IV, L.P.) for institutional and individual investors, and seeks to partner with strong management teams to create value and serve as long term partners.  For more information, please visit www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	June 30, 2017	December 31, 2016
	(unaudited)
ASSETS

Investments at fair value
Non-control/non-affiliate investments (amortized cost of $317,406 and $391,706, respectively)	$306,376	$393,525
Affiliate investments (amortized cost of $69,857 and $39,279, respectively)	93,014	61,464
Control investments (amortized cost of $86,508 and $82,791, respectively)	87,585	86,650
Total investments at fair value (amortized cost of $473,771 and $513,776, respectively)	486,975	541,639
Cash and cash equivalents	76,867	36,281
Interest and dividend receivable	3,608	5,735
Due from related parties	129	182
Prepaid expenses	139	506
Other assets	98	72
Total assets	$567,816	$584,415

LIABILITIES
SBA debentures (net of deferred financing costs of $2,608 and $2,911, respectively)	$168,092	$167,789
2021 Notes (net of deferred financing costs of $0 and $3,025, respectively)	-	110,413
2022 Notes (net of deferred financing costs of $2,739 and $0, respectively)	72,261	-
2022 Convertible Notes (net of deferred financing costs of $1,724 and $0, respectively)	50,363	-
Credit Facility (net of deferred financing costs of $1,437 and $759, respectively)	28,563	43,241
Due to related parties	74	35
Management and incentive fee payable	2,267	6,426
Interest and financing fees payable	3,013	2,657
Accounts payable and accrued expenses	35	536
Written call option at fair value (proceeds of $0 and $20, respectively)	5,148	2,736
Total liabilities	$329,816	$333,833

Commitments and contingencies

NET ASSETS

Common stock, par value $.01, 100,000,000 common shares authorized, 15,902,495 and 15,868,045 common shares issued and outstanding, respectively	$159	$159
Additional paid in capital	240,633	240,184
Undistributed net investment income	17,479	22,973
Accumulated net realized losses from investments	(28,347)	(37,881)
Net unrealized appreciation on investments	13,204	27,863
Net unrealized depreciation on written call option	(5,128)	(2,716)
Total net assets	$238,000	$250,582

Total liabilities and net assets	$567,816	$584,415

Net asset value per share	$14.97	$15.79

Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016

INVESTMENT INCOME
Interest and fee income:
Non-control/Non-affiliate investments	$7,405	$10,604	$17,043	$21,351
Affiliate investments	1,112	2,240	2,156	3,603
Control investments	1,583	2,282	3,571	5,136
Total interest and fee income	10,100	15,126	22,770	30,090
Payment-in-kind interest and dividend income:
Non-control/Non-affiliate investments	1,530	912	2,708	1,790
Affiliate investments	411	98	642	193
Control investments	162	234	408	465
Total payment-in-kind interest and dividend income	2,103	1,244	3,758	2,448
Dividend income:
Non-control/Non-affiliate investments	-	-	168	205
Affiliate investments	29	29	58	58
Control investments	25	545	305	1,590
Total dividend income	54	574	531	1,853
Other Income	77	43	77	43
Interest income from cash and cash equivalents	28	4	41	6
Total investment income	12,362	16,991	27,177	34,440

EXPENSES
Interest and financing expenses	5,488	5,029	10,141	10,051
Loss on extinguishment of debt	2,732	-	2,732	-
Base management fee	2,505	2,702	5,019	5,430
Incentive fees	-	1,667	1,308	3,373
General and administrative expenses	934	927	2,041	2,096
Expenses before incentive fee waiver	11,659	10,325	21,241	20,950
Incentive fee waiver	-	(765)	(958)	(1,361)
Total expenses, net of incentive fee waiver	11,659	9,560	20,283	19,589

NET INVESTMENT INCOME	703	7,431	6,894	14,851

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	214	69	5,045	69
Affiliate investments	4,473	(5,819)	4,489	(8,081)
Control investments	-	145	-	145
Total realized gain (loss) from investments	4,687	(5,605)	9,534	(7,867)
Net unrealized appreciation (depreciation) on investments	(9,988)	5,431	(14,659)	(3,917)
Net unrealized depreciation on written call option	(927)	-	(2,412)	-
Net gain (loss) on investments	(6,228)	(174)	(7,537)	(11,784)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(5,525)	$7,257	$(643)	$3,067

NET INCREASE IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC AND DILUTED	$(0.35)	$0.46	$(0.04)	$0.19

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING – BASIC AND DILUTED	15,889,682	15,807,340	15,881,712	15,796,642

DISTRIBUTIONS PAID PER SHARE	$0.39	$0.47	$0.78	$0.94